                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               MOLEX INCORPORATED
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

MOLEX INCORPORATED
2222 WELLINGTON COURT
LISLE, ILLINOIS 60532
(630) 969-4550

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 23, 1998

To the Stockholders of
MOLEX INCORPORATED

     Notice is hereby given that the annual meeting of the stockholders of Molex Incorporated, a Delaware corporation, will be held in the Symposium Theater at the Radisson Hotel located at 3000 Warrenville Road, Lisle, Illinois, on Friday, October 23, 1998 at 10:00 a.m. Central Daylight Savings Time for the following purposes:

     1. To elect the board of nine directors for the ensuing year.

     2. To consider a proposal to approve an amendment and restatement of The 1991 Molex Incorporated Incentive Stock Option Plan.

     3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on August 28, 1998 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting, and only stockholders of record at the close of business on said date will be entitled to notice of and to vote at the meeting. A list of all stockholders entitled to vote is on file at the principal executive offices of the Company, 2222 Wellington Court, Lisle, Illinois 60532.

     A proxy, proxy statement and the Annual Report of Molex Incorporated are enclosed with this notice. The Annual Report is not part of the proxy soliciting materials.

     Regardless of whether or not you plan to attend the meeting, it is important that your shares are represented and voted. Accordingly, you are requested to complete and sign the enclosed proxy and return it in the enclosed envelope.

September 15, 1998

                                      By Order of the Board Directors
                                          MOLEX INCORPORATED

                                            LOUIS A. HECHT

                                       Louis A. Hecht, Secretary

                               MOLEX INCORPORATED
                             2222 Wellington Court
                             Lisle, Illinois 60532
                       ---------------------------------

                                PROXY STATEMENT
                       ---------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          To be Held October 23, 1998

                                                              September 15, 1998

                     SOLICITATION AND REVOCATION OF PROXIES

     The proxy that accompanies this proxy statement is being solicited by and on behalf of the Board of Directors of MOLEX INCORPORATED ("Molex") for use at the Annual Meeting of Stockholders to be held on Friday, October 23, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and at any adjournment or adjournments thereof. Any stockholder giving a proxy has the power to revoke it at any time prior to its exercise by executing a subsequent proxy, by notifying the Corporate Secretary of Molex of such revocation in a written notice received by him at the above address prior to the Annual Meeting of Stockholders or by attending the Annual Meeting of Stockholders and voting in person. This Proxy Statement and form of proxy are first being mailed to stockholders on or about September 15, 1998.

     In addition to solicitation of proxies by mail, certain officers, directors and regular employees of Molex, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram, telecopier or by personal contacts. All expenses in connection with the solicitation, including postage, printing, handling and the actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, will be paid by Molex.

                    VOTING RIGHTS AND SECURITIES OUTSTANDING

DESCRIPTION OF THE DIFFERENT CLASSES OF STOCK

     Molex has three classes of common stock. They are Common Stock, par value $.05 per share ("Common Stock"), Class A Common Stock, par value $.05 per share ("Class A Common Stock"), and Class B Common Stock, par value $.05 per share ("Class B Common Stock"). The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to conditions set forth in greater detail below, vote separately as a class as to all matters except the election of the Board of Directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class. The holders of Class A Common Stock have no voting rights except as otherwise required by law or under circumstances set forth in greater detail below.

     Under certain circumstances, Class A Common Stock would have voting rights. Under Delaware General Corporation Law, any amendments to Molex's Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including the Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together. Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by Molex's Board of Directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or (ii) any person or group, other than one or more members of the Krehbiel Family (as defined in Molex's Certificate of Incorporation), becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

SHARES OUTSTANDING ON THE RECORD DATE

     Only voting stockholders of record at the close of business on August 28, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof. As of the close of business on the Record Date, there were outstanding

             76,932,479 shares of Common Stock
             79,378,329 shares of Class A Common Stock
                 94,255 shares of Class B Common Stock

VOTING

DETERMINATION OF A QUORUM

     The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of each of the Common Stock and Class B Common Stock will constitute a quorum at the meeting. Abstentions, broker non-votes and withheld votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

ELECTION OF DIRECTORS

     Directors are elected by a plurality of the vote of the shares of the Common Stock and the Class B Common Stock voting together as a class. The nominees who receive the most votes will be elected. Abstentions, withheld votes and broker non-votes will not be taken into account and will have no effect in determining the outcome of the election.

     When electing directors, the holders of the shares of Common Stock and the holders of the shares of Class B Common Stock have non-cumulative voting rights. This means that the holders of a majority of shares of the Common Stock and Class B Common Stock taken together, represented and entitled to vote at a meeting where a quorum is present can elect all of the directors if they choose to do so. In such an event, the holders of the remaining shares will not be able to elect any person or persons to the Board of Directors.

ALL OTHER MATTERS

     Subject to certain conditions, all matters, other than the election of directors, submitted to a vote of all the stockholders must be approved separately by both the holders of a majority of the shares of the Common Stock entitled to vote and present in person or by proxy, voting as a class, and by the holders of a majority of the shares of the Class B Common Stock entitled to vote and present in person or by proxy, voting as a class. The right of the Class B Common stockholders to vote separately as a class is subject to applicable law and for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of the Record Date, 64.5% of the authorized shares of Class B Common Stock were outstanding. Abstentions will have the same effect as votes against all proposals (other than the election of directors) presented to the stockholders. A "non-vote" will not be considered entitled to vote as to such matters at the meeting, will not be counted as a vote for or against any matter and, accordingly, will have no effect on any proposal presented to the stockholders.

       SECURITY OWNERSHIP OF MANAGEMENT AND OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth any outstanding equity securities of Molex beneficially owned as of the Record Date by each director, nominee for director, the named executive officers listed in the Summary Compensation Table, all directors, nominees and executive officers as a group and all other persons who are known to Molex to be the beneficial owner of more than five percent of any class of voting securities. The persons named hold sole voting and investment power with respect to the shares of equity securities listed below, unless otherwise indicated.

     The amounts set forth in the following table reflect all of the stock dividends declared and issued to stockholders to date.

                                                                             NUMBER OF SHARES
                                                    ------------------------------------------------------------------
  NAME AND ADDRESS                                     COMMON         CLASS A          CLASS B          ALL VOTING
 OF BENEFICIAL OWNER      NATURE OF OWNERSHIP          STOCK        COMMON STOCK     COMMON STOCK    SECURITIES(A)(B)
 -------------------      -------------------          ------       ------------     ------------    ----------------
F. A. Krehbiel                             Direct       124,963%         1,259%        41,949.5%                %
2222 Wellington Ct.                   Partner (d)    32,137,075             --               --
Lisle, IL                             Trustee (e)        36,983          3,965               --
                                   Trustee (f)(g)     1,559,556      1,564,674            5,103
                                       Option (a)        18,620             --               --
                                       Spouse (g)         2,996          2,933               --
                             Percent of Class (a)           2.2            2.0             49.9              2.3

J. H. Krehbiel, Jr.                        Direct       114,444%     5,403,697%        41,949.5%                %
2222 Wellington Ct.                   Partner (d)    32,137,075             --               --
Lisle, IL                             Trustee (e)        36,983          3,965               --
                                   Trustee (f)(g)     1,500,129      1,492,897            4,252
                         Trustee/Custodian (g)(h)       205,785        204,021               --
                                       Option (a)        11,540             --               --
                                       Spouse (g)         5,232             --               --
                             Percent of Class (a)         5,562          2,822               --              2.5
                                                            2.4            8.9             49.0

F. L. Krehbiel                             Direct       363,194        354,602              851
2222 Wellington Ct.                     Trust (f)       260,434        261,290              850
Lisle, IL                              Option (a)        10,688             --               --
                             Percent of Class (a)             *              *                *                *

Krehbiel Limited                       Direct (d)    32,137,075%                                                %
Partnership (c)(d)
2222 Wellington Ct.
Lisle, IL                    Percent of Class (a)          41.8                                             41.8

J. H. Krehbiel Trust (e)                   Direct        36,983          3,965                                 *


W. W. Fichtner                             Direct         5,026            842
                                       Spouse (g)            --             12
                             Percent of Class (a)             *              *                                 *

J.J. King                                  Direct       105,470         35,304
                                       Option (a)        24,753             --
                                Joint With Spouse           450            450
                                       Spouse (g)           137             75
                                     Children (g)            --          4,675
                             Percent of Class (a)             *              *                                 *

M. P. Slark                                Direct       109,524          3,701
                                       Option (a)        26,168             --
                                Joint With Spouse           645            516
                                       Spouse (g)           137             22                                 *
                       Custodian for Children (g)           378          7,698
                             Percent of Class (a)             *              *

                                                                             NUMBER OF SHARES
                                                    ------------------------------------------------------------------
  NAME AND ADDRESS                                     COMMON         CLASS A          CLASS B          ALL VOTING
 OF BENEFICIAL OWNER      NATURE OF OWNERSHIP          STOCK        COMMON STOCK     COMMON STOCK    SECURITIES(A)(B)
 -------------------      -------------------          ------       ------------     ------------    ----------------
Robert J. Potter                           Direct        63,770         16,106
                                       Option (a)         7,574             --
                             Percent of Class (a)             *              *                                 *

Edgar D. Jannotta (i)                      Direct        59,243         37,376
                                       Option (a)        13,493             --
                               Retirement Account            --         15,257
                             Percent of Class (a)             *              *                                 *

Donald G. Lubin                            Direct           303          4,210
                                       Option (a)         1,833             --
                               Retirement Account         2,133          3,050
                             Percent of Class (a)             *              *                                 *

Masahisa Naitoh                            Direct           390
                                       Option (a)         1,833
                             Percent of Class (a)             *                                                *

Michael J. Birck                           Direct         3,125
                                       Option (a)         1,833
                             Percent of Class (a)             *                                                *

Douglas K. Carnahan                        Direct             0          3,000
                                       Option (a)           156             --
                             Percent of Class (a)             *              *                                 *

All Directors and          Direct or Indirect (g)    36,761,613%     9,201,422%          94,105%                %
Executive Officers as                  Option (a)       212,492             --               --
a
group, comprising 19
persons including            Percent of Class (a)          47.9           11.6             99.8             48.0
those
listed above

The Regents of the          Employee Benefit Plan     5,767,918%                                                %
University of
California (j)
300 Lakeside Drive
Oakland, CA 94612            Percent of Class (a)           7.5                                              7.5

----------------------------
 *  Denotes less than 1% of the outstanding shares.

(a) Shares of Common Stock subject to stock options which may be exercised within 60 days of the Record Date. For the purpose of computing the percent of class owned by officers and directors individually and as a group, the shares that could be acquired within said 60 day period have been deemed to be outstanding as to that individual or group regardless of whether they are actually outstanding.

(b) In the election of directors, each holder of Common Stock or Class B Common Stock is entitled to one vote for each share registered in his or her name without distinction as to class of stock. Class A Common Stock is generally nonvoting. See "Voting Rights and Securities Outstanding."

(c) J. H. Krehbiel, Jr. and F. A. Krehbiel are brothers. F. L. Krehbiel is the son of J. H. Krehbiel, Jr. who with his father and uncle collectively comprise the "Krehbiel Family". As of the Record Date, the Krehbiel Family exercises voting power with respect to 36,096,767 shares of Common Stock (46.9% of the number outstanding); 94,105 shares of Class B Common Stock (99.8% of the number outstanding); and 36,190,872 shares of all the voting securities (47.0% of the number outstanding). In addition, the Krehbiel Family beneficially owns 9,030,930 shares of Class A Common Stock representing 11.4% of the outstanding shares of this class of stock.

(d) J. H. Krehbiel, Jr., F. A. Krehbiel and a trust for which they are the trustees are each general partners and limited partners of the Krehbiel Limited Partnership (the "Partnership") and share the power to vote and dispose of shares held by the Partnership. Pursuant to the Partnership agreement, all voting of the Partnership shares must be done with the unanimous consent of the partners. For purposes of computing the percent of a class or the percent of all voting securities owned by individual members of the Krehbiel Family, the shares of the Partnership have not been included.

(e) J. H. Krehbiel, Jr. and F. A. Krehbiel are co-trustees of the trust referred to in footnote (d) in which they each share an equal beneficial interest. As trustees, they share the power to vote and dispose of the shares held by this trust. For purposes of computing the percent of a class or the percent of all voting securities owned by individual members of the Krehbiel Family, the shares of this trust have not been included.

(f) F. A. Krehbiel and J. H. Krehbiel, Jr. own these shares of Common Stock, Class A Common Stock and Class B Common Stock as trustees under various trusts for the benefit of their respective children including F. L. Krehbiel. They exercise voting and investment power as to the shares held in these trusts. For purposes of computing the percent of a class or the percent of all voting securities owned by F. L. Krehbiel, the shares of trust in which he has a beneficial interest have not been included.

(g) Certain shares have been reported, which are included in the table above, as owned by members of a household or as held in the capacity of trustee or custodian. As to these shares, the persons above expressly disclaim beneficial ownership and/or personal beneficial interest therein. For purposes of computing the percent of class or the percent of all voting securities, the shares held by a trustee or custodian have not been included as being owned by an individual beneficiary, but have been included as being owned by the trustee or custodian who exercises voting power.

(h) These shares are held for the benefit of the children of F. A. Krehbiel. J.
    H. Krehbiel, Jr. exercises voting and investment power as to these shares.

(i) William Blair & Company LLC has served as Molex's investment banking advisor and has been a market maker for the Common Stock for a number of years. The shares of the Common Stock and Class A Common Stock shown above as owned by Mr. Jannotta do not include shares held by William Blair & Company LLC in its trading account, in its capacity as a market maker, or over which William Blair & Company LLC has voting or investment power in its capacity as a fiduciary.

(j) Pursuant to a Schedule 13G dated January 12, 1998, The Regents of the University of California filed as an "Employee Benefit Plan, Pension Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund" with the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all of the shares.

                               BOARD OF DIRECTORS

     During the last fiscal year, there were four meetings of the full Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Molex has three committees of the Board of Directors. They are the Compensation Committee, the Audit Committee and the Executive Committee. Molex does not have a standing Nominating Committee.

     The Compensation Committee consists of three outside directors who have the authority to approve the compensation of the executive officers of Molex. Compensation includes base salary, cash bonus, and any awards and grants under stock bonus or option plans. The Compensation Committee had one meeting and agreed to two Unanimous Written Consents during the fiscal year just ended.

     The Audit Committee is comprised of three directors, all of whom are not employees of Molex. The Audit Committee oversees the creation and implementation of internal policy and controls and is responsible for the hiring of the outside independent auditors and the review of their findings. During the last fiscal year, there were three meetings of the Audit Committee.

     The Executive Committee presently is comprised of two directors and was formed in order to act between meetings of the full Board of Directors. The Executive Committee operates according to a set of By-Laws which have been adopted by the full Board of Directors and which limit the authorized actions of the Executive Committee. The Executive Committee customarily acts by Unanimous Written Consents and had no regularly scheduled or special meetings during the last fiscal year.

DIRECTORS' COMPENSATION

     Each director who is not a salaried officer of Molex receives compensation at the rate of $29,000 per year for serving as a director, $1,500 for attending a regular or special board meeting plus all expenses associated with attending such meeting. In addition, each director receives an automatic non-discretionary stock option grant under The 1991 Molex Incorporated Incentive Stock Option Plan (the "1991 Plan") as of the date of the Annual Stockholders' Meeting during the term of the 1991 Plan with an exercise price equal to the fair market value of the Common Stock on the date of grant. If the proposal to amend the 1991 Plan set forth in Item 2 is approved, such automatic grants to employee directors would be eliminated. Each option generally has a five year term and becomes exercisable in four equal annual installments. The number of shares subject to the option granted to each outside director is 200 multiplied by the number of years of service or fraction thereof. The amount of shares increases to 500 multiplied by the number of years of service or fraction thereof, if the following two financial conditions are met for the fiscal year ended immediately prior to the grant:

        (1) Molex's net profits (after taxes) are at least ten percent (10%) of the net sales revenue; and

        (2) Molex's net sales revenue increased at least one and one-half (1.5) times the "Worldwide Growth" of the general connector market as compared to the previous year's net sales revenue. For purposes of determining the Worldwide Growth, one or more outside independent connector consultants are chosen by the disinterested directors.

     Notwithstanding the foregoing, the number of shares subject to the annual option granted to each outside director under the 1991 Plan cannot exceed 3,000 shares or an amount whose fair market value on the date of grant is $100,000. Because the 1991 Plan's financial goals were achieved for the fiscal year just ended, the number of shares subject to the option that will be granted to the outside directors with respect to such year will be determined by multiplying 500 by the number of years of service or fraction thereof.

     Each director is eligible to participate in The Molex Incorporated Deferred Compensation Plan under which he may elect to defer all or a portion of the following year's compensation. A participant may elect to have the amount deferred (1) accrue interest during each calendar quarter at a rate equal to the average six month Treasury Bill rate in effect at the beginning of each calendar quarter, or (2) credited as stock "units" whereby each unit is equal to one share of Common Stock. Upon termination of service as a director, the accumulated amount is distributed in a lump sum. At the time of distribution, any stock units are converted into cash by multiplying the number of units by the fair market value of the stock as of the payment date.

                                    ITEM 1:

                             ELECTION OF DIRECTORS

     The annual election of the Board of nine directors will take place at the Annual Meeting of Stockholders. Each director will serve for the ensuing year until the next annual meeting of stockholders, or until his successor shall be elected and shall qualify.

     The voting persons named in the enclosed proxy intend to nominate and vote in favor of the election of the persons named below unless authorization is withheld. If any of the nominees becomes unavailable for election, votes will be cast for the election of such other person or persons as the proxy holders, in their judgment, may designate. No circumstances are presently known which would render any of the nominees named herein unavailable.

     The following information is provided with respect to the nominees for election to the Board of Directors:

F. A. KREHBIEL(a)--Chairman and Chief Executive Officer of Molex(b).
   Director since 1972(c) and member of the Executive Committee. Age 57. Elected Vice Chairman and Chief Executive Officer in 1988 and Chairman of the Board of Directors in 1993. Mr. Krehbiel serves on the Board of Directors of Tellabs, Inc., Northern Trust Corp., Nalco Chemical Company and DeVry Inc.

J. H. KREHBIEL, JR.(a)--President and Chief Operating Officer of Molex(b). Director since 1966(c) and member of the Executive Committee. Age 61. Elected President in 1975.

ROBERT J. POTTER--President and Chief Executive Officer of R. J. Potter Company (business consulting).
  Director since 1981 and Chairman of the Compensation Committee. Age 65. Prior to founding R. J. Potter Company in 1989, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation (local area networks, video teleconferencing and computer systems) from 1987-1989.

EDGAR D. JANNOTTA--Investment banker and Senior Director of William Blair & Company, LLC (securities and investment banking).
  Director since 1986 and Chairman of the Audit Committee. Age 67. In 1959, Mr. Jannotta joined William Blair & Company, serving as Managing Partner from 1977 to 1994, Senior Partner from 1995 to 1996 and Senior Director since 1996 when the firm converted from a partnership to a limited liability company. During the last five years, William Blair & Company, LLC has performed investment banking services for Molex. Mr. Jannotta serves on the Board of Directors of AAR Corp., Bandag, Incorporated, Oil-Dri Corporation of America, Aon Corporation and Commonwealth Edison Company.

F. L. KREHBIEL(a)--Assistant to the Regional President (Americas) -- Global Desktop Business.
  Director since 1993. Age 33. Mr. Krehbiel has worked as a design engineer in the Engineering Department of the Automotive Business Unit since 1988 and became an Engineering Manager in 1993. He was promoted to his present position in 1998.

DONALD G. LUBIN--Partner of Sonnenschein Nath & Rosenthal (private law practice).
  Director since 1994 and member of the Audit Committee. Age 64. Mr. Lubin joined Sonnenschein Nath & Rosenthal in 1957. He has been a partner since 1964 and was Chairman from 1991 to 1996. Sonnenschein Nath & Rosenthal is one of Molex's principal outside law firms and has performed services on behalf of Molex for more than five years. Mr. Lubin serves on the Board of Directors of McDonald's Corporation.

MASAHISA NAITOH--Senior Advisor for The Institute of Energy Economics, Japan (private think tank); Senior Managing Director of Itochu Corporation (Japanese global trading firm); and International Advisory Board Member of Elf Acquitane (French global financial institution)
  Director since 1995 and member of the Compensation Committee. Age 60. During the last five years, Mr. Naitoh has been associated with various Japanese government agencies and companies and academic institutions around the world. He has served with The Institute of Energy Economics since 1994. In 1997, he joined Itochu first as an Advisor and then as Executive Vice President. In 1994, he became associated with Elf Acquitane. During the last fiscal year, Mr. Naitoh attended fewer than 75% of the aggregate total number of meetings of the board of directors and committees on which he served.

MICHAEL J. BIRCK--President and Chief Executive Officer of Tellabs, Inc. (telecommunications equipment)
  Director since 1995 and member of the Compensation Committee. Age 60. Mr. Birck is a founder of Tellabs, Inc. and has been its President and Chief Executive Officer since its inception in 1975. He serves on the Board of Directors of Tellabs, Inc. and Illinois Tool Works Inc.

DOUGLAS K. CARNAHAN--Retired
  Director since 1997 and member of the Audit Committee. Age 57. Mr. Carnahan joined Hewlett-Packard (computers, computer peripherals and instrumentation) in 1968 and served in several diverse positions in manufacturing, engineering and management. He was promoted to the General Manager of the Printing Systems Group in 1991 and was named Vice President in 1992. In 1993, he became a member of the management staff and was named General Manager of Component Products. He was elected Senior Vice President in 1995 and became the General Manager for the Measurement Systems Organization shortly thereafter where he was responsible for Hewlett-Packard's analytical, medical, components and information storage businesses. Mr. Carnahan retired in 1998.
----------------------------

(a)  F. A. Krehbiel and J. H. Krehbiel, Jr. are brothers and F.
     L. Krehbiel is the son of J. H. Krehbiel, Jr. (collectively the "Krehbiel Family"). The members of the Krehbiel Family may be considered "control persons" of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.
(b) These nominees hold positions as directors and/or officers of one or more of the subsidiaries of Molex. Only the principal positions are set forth.
(c)  Includes period served as a director of Molex's predecessor.

                                    ITEM 2:

              PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF
            THE 1991 MOLEX INCORPORATED INCENTIVE STOCK OPTION PLAN

     On October 25, 1991, the stockholders approved The Molex Incorporated 1991 Incentive Stock Option Plan (the "Plan"), which provides for the granting of incentive stock options ("ISOs") within the meaning of Section 422(a) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), to key employees of Molex and its subsidiaries and nonqualified stock options to key employees of Molex and its subsidiaries and directors. On October 21, 1994, the stockholders approved an amendment and restatement of the Plan. Upon the recommendation of the Compensation Committee (the "Committee"), the Board of Directors unanimously approved an amendment and restatement of the Plan (the "Restatement") effective July 1, 1998, subject to the approval of the Restatement by stockholders at the next regularly scheduled annual meeting.

SUMMARY OF CHANGES

     The following is a brief summary of the principal differences between the Plan as currently in effect and the proposed Restatement:

     1. Makeup of the Committee. The Plan currently provides that the committee which is authorized to administer the Plan (the "Committee") will consist of three or more members of the Board. Under amended Rules of the Securities and Exchange Commission, the committee can consist of two or more outside directors in order for transactions under the Plan to be eligible for an exemption from the short-swing trading provisions of
        Section 16 of the Securities and Exchange Act of 1934. The proposed amendment changes the makeup of the Committee to at least two or more members of the Board.

     2. Maximum Amount That Can Be Granted In One Year. Section 162(m) of the Internal Revenue Code limits the allowable federal income tax deduction for compensation paid or accrued with respect to certain executive officers to $1 million per year (the "162(m) Limit"). Certain types of compensation are exempted from the 162(m) Limit, including "performance-based compensation" with respect to which objective goals have been established by a committee of "outside" directors before commencement of the services for which the compensation is paid. One requirement that must be satisfied in order for compensation under the Plan to qualify as "performance-based compensation" is that the material terms of the performance goal must include either the maximum amount of compensation to be paid under the Plan or a formula used to calculate such an amount. In order to comply with Section 162(m) of the Internal Revenue Code, the Plan currently provides that the maximum amount of shares that can be granted to any person in a calendar year may not exceed the lesser of 3% (subject to anti-dilution adjustments) of the number of shares reserved under the Plan or 50,000 shares (subject to anti-dilution adjustments). The proposed Amendment and Restatement increased the annual limit to the lesser of 10% of the number of shares reserved under the Plan (subject to anti-dilution adjustments) or 250,000 shares (subject to anti-dilution adjustments).

     3. Treatment of Employee Directors. Molex presently has three employee directors, two of whom are executive officers. The Plan currently provides that all directors (whether employees or not) receive automatic nondiscretionary grants every year. In the case of employee directors, this amount is limited to $100,000 per year. The proposed Amendment and Restatement eliminates automatic grants to employee directors and provides that employee directors may receive discretionary grants, if any, subject to the same standards applicable to all other employees.

     4. Expiration of Options. The Plan, as currently in effect, provides that all options expire one year after the option becomes 100% vested. The proposed Amendment and Restatement states that ISOs will expire one year after they become 100% vested and all other options must expire within two years after they become fully vested.

     5. Clarification Regarding Change of Vesting Schedule. Paragraph 6.2b of the Plan has been amended to clarify that the Committee has the power to change a Non-ISO vesting schedule of a previously granted option to one that is more favorable so long as it is not more favorable than an ISO vesting schedule.

     6. Clarification of Option Price to 10 Percent Stockholders. F. A. Krehbiel and J. H. Krehbiel, Jr. each controls at least 10% of the voting power of Molex. Under the Internal Revenue Code, any ISO granted to either of them based on their current beneficial stock ownership must have an option price of at least 110% of the fair market value on the date of grant. Paragraph 5.1 of the Plan has been amended to clarify that the 110% requirement applies only to option grants intended to be ISOs.

SUMMARY OF THE RESTATEMENT

     The material features of the Restatement are summarized below. Such summary is qualified in its entirety by reference to the full text of the Restatement, a copy of which is attached hereto as Appendix A.

PURPOSE OF THE PLAN

     The purpose of the Plan is to induce the officers and the directors of Molex to remain employed by Molex, and to encourage such officers and directors to secure or increase on reasonable terms their ownership of Molex stock. Molex believes that the Plan will promote continuity of management and increase incentive and personal interest in the welfare of Molex by those who are primarily responsible for shaping and carrying out the long-range plans of Molex and securing its continued growth and financial success. It is also a purpose of the Plan (except as otherwise noted in the Plan) to be qualified under Section 422(a) of the Internal Revenue Code.

SCOPE OF THE PLAN

     Stock options granted under the Plan may be either ISOs or nonqualified stock options. Except for nondiscretionary grants to nonemployee directors (which must be nonqualified options), all options granted under the Plan shall be ISOs unless the written agreement evidencing the option specifies otherwise.

     The aggregate number of shares of Molex Common Stock ("Stock") reserved for issuance upon the exercise of options granted under the Plan is 3,051,758 shares adjusted for all stock dividends. If any option expires, is forfeited or canceled for any reason without having been exercised in full, the unexercised shares of Stock associated with such option shall be available for future option grants under the Plan.

     The aggregate number of shares reserved for issuance under the Plan, as well as the exercise price of and number of shares subject to outstanding options, are subject to adjustment to reflect certain subsequent stock changes, including a stock dividend, stock split, reorganization, recapitalization, combination of shares, merger or consolidation. The Committee is authorized to make equitable adjustments to such amounts in the event that there is any change in the number or kind of outstanding shares of stock of Molex (or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged) not expressly specified in the Plan. In accordance with the Plan, the 1,000,000 shares of Stock originally reserved for issuance under the Plan when initially approved by stockholders was adjusted to reflect five intervening 25% stock dividends.

ELIGIBLE PARTICIPANTS IN THE PLAN

     Any director or officer of Molex is eligible to receive an option grant under the Plan. As of August 31, 1998, 9 directors (6 of whom are not employees and 2 of whom are officers) and 10 officers who are not directors were eligible to participate in the Plan.

ADMINISTRATION OF THE PLAN

     The Committee. The Plan is administered by a committee ("the Committee") of two or more members of the Board of Directors. The Plan presently is administered by the Compensation Committee, although the Board of Directors is authorized to appoint other directors to serve on the Committee. Subject to the terms of the Plan, the Committee has the complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan.

     Awards to Employees. Subject to the terms of the Plan, the Committee, in its sole discretion, may determine the employees to whom, and the time at which, an option shall be granted, whether such option shall be an ISO or a nonqualified stock option, the option period, the vesting schedule, the number of shares subject to each option, and such other terms and provisions as the Committee deems advisable to include in the written option agreements evidencing options (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the employee, his present and potential contribution to Molex's success and such other factors as it deems relevant.

     Automatic Awards to Non-Employee Directors. Option grants to outside directors are non-discretionary and are made pursuant to the formula specified in the Plan. The Committee has no power to make discretionary option grants to outside directors or to determine the terms and conditions thereof. The explanation of the formula, conditions and limitations of grants to outside directors is set forth in detail above in the section entitled "DIRECTORS' COMPENSATION."

TERMS OF OPTIONS GRANTED UNDER THE PLAN

     Option Price. The option price of any option granted under the Plan shall be the fair market value (i.e., the closing price) of the Stock on the grant date of the option. At the close of trading on August 31, 1998, the closing price of the Stock as reported by Nasdaq was $24.125 per share. Notwithstanding the foregoing, if an optionee owns more than 10% of the total voting power of Molex, then the option price is 110% of the fair market value of the Stock on the grant date of the option, if the option is an ISO. Because F.A. Krehbiel and J.H. Krehbiel, Jr. own more than ten percent (10%) of the total voting power of Molex, their option price for an ISO grant is 110% of the fair market value of the Stock on the grant date.

     Transferability. In general, any option granted under the Plan is not transferable and can be exercised only by the optionee during his lifetime. However, upon the death of an optionee while totally disabled, retired or still employed by Molex or a parent or subsidiary, his option, to the extent exercisable on the date of his death, may be exercised by the personal representative of his estate in certain circumstances.

     Vesting Schedule. Options granted under the Plan may not become exercisable until at least one year after its grant date, except that under certain circumstances relating to the death, total disablement or retirement of the optionee (see paragraph 6.4, in Appendix A), all outstanding options of a particular optionee will immediately vest and become exercisable for a period of one year. Subject to this initial waiting period, the vesting schedule of an option depends upon whether the optionee is an employee or outside director and whether the option is an ISO.

     In the case of an ISO or nonqualified option grant to an outside director, the optionee may exercise up to 25% of the number of shares granted each year commencing one year after the date of grant.

     In the case of an option not covered by the preceding paragraph, the shares subject to such option shall vest in amounts at times the Committee, in its sole discretion, shall determine. The Committee is authorized to change the vesting schedule of any previously granted options to a schedule which is more favorable to the optionee, provided that no such option may vest in amounts greater than, or at times prior to, the amounts and times such options would have vested if such options vested in accordance with the provisions described in the preceding paragraph. However, all options granted under the Plan must fully vest within ten years from its grant date.

     Exercise. Subject to the terms of the Plan, an option may be exercised by delivering written notice of exercise, along with the aggregate option purchase price, to Molex. The option purchase price may be paid either in cash or Molex stock (valued at its closing price on the date of exercise).

     Termination of Options. An option granted under the Plan expires at the earliest of: (a) the expiration date specified when the option was granted, (b) one year after the death, total disablement or retirement of the optionee upon the satisfaction of certain conditions or (c) upon termination from employment or service as a director for any reason other than those specified in clause
(b), provided, however, that no option may be exercised more than two years after the date it becomes fully vested except that ISOs will expire one year after the date it becomes fully vested.

LIMITATIONS OF SHARES GRANTED.

     The number of shares for which options may be granted to any person in any calendar year cannot exceed the following:

          Overall Limitation. With respect to any option (whether an ISO or nonqualified stock option), the lesser of 10% of the number of shares reserved under the Plan (subject to anti-dilution adjustments) or 250,000 shares (subject to anti-dilution adjustments).

          ISOs. With respect to ISOs, the number of shares which are subject to options that are first exercisable in any given succeeding calendar year shall not have a fair market value (determined at the time of grant) that exceeds (a) $100,000 less (b) the aggregate fair market value (determined at the respective time of their grants) of those shares of all prior ISOs that are first exercisable in said succeeding calendar year.

     Such limitations are merely ceilings as to the amount of the total awards or an award to an individual. When making discretionary option grants under the Plan, the Committee may grant an amount less than the maximum amount or grant no shares at all.

DURATION, MODIFICATION OR TERMINATION OF THE PLAN

     The Plan is scheduled to terminate on June 30, 2000, although the Board of Directors can terminate it effective as of an earlier date. Termination of the Plan would not affect options granted prior to such a termination. The Board of Directors may amend the Plan at any time, subject to stockholder approval if required by Securities and Exchange Commission rules or the listing requirements of any national securities exchanges or trading systems on which are listed any of Molex's equity securities.

FEDERAL INCOME TAX IMPLICATIONS OF THE PLAN

     The following is a brief summary of the principal federal income tax implications of awards under the Plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax laws.

NON-QUALIFIED STOCK OPTIONS.

     General Rule. Generally, an individual receiving a non-qualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of an option, the excess of the fair market value on the date of exercise over the option exercise price will be taxable to the optionee as ordinary income. The optionee will have a capital gain (or loss) upon the subsequent sale of the stock in an amount equal to the sale price reduced by the fair market value of the stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long or short-term capital gain (or loss) will commence on the date the option is exercised.

     The Company. Molex is entitled to a tax deduction in the same amount and in the same year in which the optionee recognizes ordinary income resulting from the exercise of an option.

     Tax Withholding. The amount of income that is taxable to an optionee upon the exercise of a non-qualified stock option will be treated as compensation. Such amount will be subject to applicable withholding of federal, state and local income taxes and Social Security taxes (in the case of an optionee who is an employee) or federal self-employment tax and applicable federal, state and local estimated tax payments (in the case of an optionee who is a non-employee director).

     If the Optionee Uses Molex Stock to Pay the Option Exercise Price. If the optionee pays the option exercise price by tendering stock of Molex and receives back a larger number of shares, the optionee will realize taxable income in an amount equal to the fair market value of the additional shares received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the stock, the number of shares equal to the number delivered as payment of the option exercise price will have a tax basis equal to that of the shares originally tendered. The additional newly-acquired shares obtained upon exercise of the option will have a tax basis equal to the fair market value of such shares on the date of exercise.

INCENTIVE STOCK OPTIONS.

     General Rule. Generally, an optionee will not realize any taxable income for federal income tax purposes at the time an ISO is granted. Upon exercise of the ISO, the optionee will incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable). If the optionee transfers shares received upon the exercise of an ISO within a period of two years from the date of grant of such ISO or one year from the date of receipt of the shares of Stock (the "Holding Period"), then, in general, the optionee will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of option exercise over the option exercise price, and will have long-term or short-term capital gain (or loss) in an amount equal to the difference between the sale price of the shares and the fair market value of the shares on the date of exercise. However, if the sale price is less than the fair market value of the shares on the date of option exercise, the ordinary income will be not more than the difference between the sale price and the option exercise price. If the optionee transfers the shares after the expiration of the Holding Period, he or she will recognize income taxable at the capital gains tax rates at the difference between the sale price and the option exercise price.

     The Company. Molex is not entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of common stock acquired upon exercise of an ISO, provided that the optionee holds the shares received upon the exercise of such option for the Holding Period. If the optionee transfers the stock acquired upon the exercise of an ISO prior to the end of the Holding Period, Molex is entitled to a deduction at the time the optionee recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such optionee as a result of such transfer subject to Section 162(m) of the Internal Revenue Code.

     Tax Withholding. If the optionee transfers the Stock acquired upon exercise of an ISO prior to the end of the Holding Period (a "disqualifying disposition"), the optionee must remit to Molex an amount sufficient to satisfy all federal, state and local income taxes and Social Security taxes.

     If the Optionee Uses Molex Stock to Pay the Option Exercise Price. If an optionee pays the option exercise price by tendering stock of Molex, such optionee will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided the Holding Period requirement is met. If the tendered stock were subject to the Holding Period requirement when tendered, payment of the option exercise price with such stock constitutes a disqualifying disposition. If the optionee pays the option exercise price by tendering Molex stock and the optionee receives back a larger number of shares, under proposed Treasury Regulations, the optionee's basis in the number of shares of newly acquired stock equal to the number of shares delivered as payment of the option exercise price will be equal to that of the shares originally tendered. The additional newly acquired shares obtained upon exercise of the option will have a tax basis of zero. All stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price.

SECURITIES REGISTRATION

     There is no present intention to register the shares covered by the Plan under the Securities Act of 1933 (the "1933 Act"). Thus, without registration, as a practical matter, all sales of stock acquired under the Plan will require compliance with an exemption under the 1933 Act. Certain participants could comply with Rule 144 for such an exemption, which provides, among other things, for a one-year holding period from the date of exercise of an option. A one-year holding period would effectively preclude most disqualifying dispositions.

PLAN BENEFITS

IN GENERAL

     The size of future option grants to officers under the Plan is not determinable as of the date of this proxy statement because of the discretionary nature of such grants. The size of future option grants to outside directors is also not determinable as of the date of this proxy statement because the amounts of such grants depend upon the fair market value of the Stock on the grant date and the achievement of certain objective performance goals.

LONG-TERM OPTIONS

     On July 1, 1998, the Committee granted, subject to the approval of the restatement by the stockholders, long-term nonqualified stock options ("Long-Term Options") to J.J. King, Executive Vice President of Molex and M.P. Slark, Vice President of Molex. Both of the Long-Term Options provide for the following vesting schedule: 25% after two years; 50% after four years; and 100% after eight years. The options expire ten years after the grant date.

     The aggregate amount of the Long-Term Options granted to the executive officers as a group were options to acquire 400,000 shares of Stock subject to stockholder approval of the Restatement. J.J. King and M.P. Slark each was granted a Long-Term Option to acquire 200,000 shares of Stock at an exercise price of $26.00 per share. If the Restatement is not approved by the stockholders, all such Long-Term Options shall be deemed not to have been granted, and the shares of Stock subject to such options will be available for future grants under the Plan.

VOTE NECESSARY TO ADOPT RESTATEMENT

     Adoption of the Restatement will require the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote and present in person or by proxy, voting as a class, and of the Class B Common Stock entitled to vote and present in person or by proxy, voting as a class. Directors and officers of Molex, who control approximately 48% of the outstanding stock entitled to vote, intend to vote for this proposal. Abstentions will have the same effect as votes against the Restatement. A "non-vote" will not be considered entitled to vote as to this matter and will have no effect on the adoption of the Restatement.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. The enclosed Proxy will be voted for the proposal unless a contrary specification is made.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information on compensation awarded to, earned by, or paid to F. A. Krehbiel, Chief Executive Officer of Molex, and the four other most highly compensated executive officers of Molex (collectively, the "Executives") for the fiscal years ended June 30, 1996, 1997 and 1998 for services in all capacities to Molex and its subsidiaries.

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                ANNUAL COMPENSATION              AWARDS(D)
                                                       --------------------------------------   ------------
                                             FISCAL                            OTHER ANNUAL      OPTIONS(E)       ALL OTHER
      NAME AND PRINCIPAL POSITIONS(A)         YEAR      SALARY     BONUS(B)   COMPENSATION(C)   (NO. SHARES)   COMPENSATION(F)
      -------------------------------        ------     ------     --------   ---------------   ------------   ---------------
F. A. Krehbiel.............................   1998     $486,942    $487,429             *           2,849         $123,522
Chairman and                                  1997     $459,379    $507,192             *           4,222         $106,742
Chief Executive Officer                       1996     $434,803    $359,225      $136,640           4,464         $108,883
J. H. Krehbiel, Jr.........................   1998     $427,470    $429,104             *           2,849         $114,608
President and                                 1997     $396,973    $454,010             *           4,222         $101,035
Chief Operating Officer                       1996     $373,402    $324,002      $ 55,768           4,464         $ 94,267
J. J. King.................................   1998     $339,669    $403,887             *          37,500(g)      $ 57,057
Executive Vice President                      1997     $312,526    $341,172             *          71,875(g)      $ 46,125
                                              1996     $292,079    $255,898             *          10,742         $ 46,077
W. W. Fichtner.............................   1998     $337,434    $326,295      $ 59,971          25,000(h)      $ 17,979
Vice President and Regional                   1997     $333,526    $299,568             *               0         $ 18,688
President, Europe                             1996     $372,782    $187,403             *               0         $ 17,633
M. P. Slark................................   1998     $325,000    $372,453      $ 75,338          37,500(g)      $ 64,953
Vice President and Regional                   1997     $293,142    $333,996      $ 81,343          70,313(g)      $ 32,863
President, Americas                           1996     $255,032    $162,408      $222,110           9,766         $ 31,607

----------------------------

(a) The positions set forth in this Table are the principal positions held in Molex or its subsidiaries for which compensation has been paid.
(b) Includes cash merit bonus, the fair market value of the shares awarded under the 1990 Molex Incorporated Executive Stock Bonus Plan and the tax offset bonus awarded under that Stock Bonus Plan.
(c) The column includes the dollar amount of the following three categories: perquisites and other personal benefits, securities or property but only to the extent that the aggregate sum for the Executive is at least a threshold amount equal to the lesser of $50,000 or 10% of the total of annual salary and bonus. An "*" appears in the column if the amount for an Executive in a given fiscal year is less than the threshold. For each Executive meeting the threshold for a fiscal year, those specific items that exceed 25% of the total reported amount in this column are set forth below.

                                                                                    1998       1997       1996
                                                                                   -------    -------    -------
    F.A. Krehbiel  Thirty year service award...................................         --         --    $75,667
    W.W. Fichtner  Value of personal use of company car........................    $30,829         --         --
                   Value of below market interest on loan......................    $25,900         --         --
                   Value of loan principal and interest forgiven and tax
    M.P. Slark     gross-up....................................................    $57,805    $58,148    $80,255

(d) Molex does not have any restricted stock awards or long-term plan payouts. The only type of long-term compensation is in the form of stock options granted under the 1991 Molex Incorporated Incentive Stock Option Plan.
(e) The number of shares granted are under the 1991 Molex Incorporated Incentive Stock Option Plan. All figures have been adjusted to reflect any stock dividends.
(f) Includes the following amounts paid or accrued by Molex or any of its subsidiaries:

                                                               FISCAL
                                                                YEAR    F. A. KREHBIEL   J. H. KREHBIEL, JR.   J. J. KING
                                                               ------   --------------   -------------------   ----------
    (i)    Amounts accrued pursuant to matters discussed in     1998       $41,149             $48,481               --
           the Section entitled "INDIVIDUAL ARRANGEMENTS        1997       $42,248             $50,336               --
           INVOLVING FUTURE COMPENSATION"                       1996       $38,346             $42,991               --
    (ii)   Amounts contributed pursuant to defined              1998       $14,720             $14,720          $14,720
           contribution retirement plans                        1997       $13,800             $13,800          $13,800
                                                                1996       $13,800             $13,800          $13,800
    (iii)  The value of any insurance premiums with respect     1998       $ 7,455             $     0          $ 5,845
           to any term life insurance or the residual cash      1997       $ 6,870             $     0          $ 5,395
           value for which coverage is paid                     1996       $10,710             $     0          $ 4,790
    (iv)   Matching contributions to The Molex Incorporated     1998       $ 1,500             $ 1,000          $ 1,500
           401(k) Savings Plan                                  1997       $ 1,500             $   950          $ 1,524
                                                                1996       $ 1,500             $   950          $ 1,600
    (v)    Company contributions to The Molex Incorporated      1998       $58,698             $50,407          $34,992
           Supplemental Executive Retirement Plan               1997       $42,324             $35,949          $25,406
                                                                1996       $44,527             $36,526          $25,887


           W. W. FICHTNER   M. P. SLARK
           --------------   -----------
    (i)            --              --
                   --              --
                   --              --
    (ii)      $11,109         $14,720
              $13,158         $13,800
              $13,158         $13,800
    (iii)     $ 6,870         $ 2,720
              $ 5,530         $ 2,535
              $ 4,475         $ 1,200
    (iv)           --         $ 1,000
                   --         $   950
                   --         $   950
    (v)            --         $33,513
                   --         $15,578
                   --         $15,657

(g) Includes two long-term stock options to acquire Common Stock: 18,750 shares in 1998; and 62,500 shares in 1997.
(h) This is a long-term stock option to acquire 25,000 shares of Common Stock.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND YEAR-END OPTION VALUES

                                                                                     AT JUNE 30, 1998
                                                              --------------------------------------------------------------
                               NUMBER OF                         NUMBER OF UNEXERCISED              VALUE OF UNEXERCISED
                            SHARES ACQUIRED                            OPTIONS(A)                 IN-THE-MONEY OPTIONS(C)
                                 UPON             VALUE       ----------------------------      ----------------------------
          NAME                EXERCISE(A)      REALIZED(B)    EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
          ----              ---------------    -----------    -----------    -------------      -----------    -------------
F. A. Krehbiel..........         8,239          $195,287        14,393            9,593          $ 90,298        $  8,061
J. H. Krehbiel, Jr......         5,310          $ 75,366         7,314            9,593          $ 22,559        $  8,061
J. J. King..............        12,206          $269,491        25,411          175,272(d)       $232,749        $867,154(d)
W. W. Fichtner..........             0          $      0             0           25,000(f)       $      0        $      0
M. P. Slark.............        12,206          $239,954        14,522          174,346(e)       $ 94,826        $863,279(e)

----------------------------
(a) Shares of Common Stock.
(b) The difference between the aggregate fair market value of the shares acquired on the date of exercise and the aggregate option price for such shares.
(c) The difference between the aggregate fair market value of the shares for which options were unexercised as of June 30, 1998 (based on a value on that date of $25.00/share for Common Stock) less the aggregate option exercise price for such shares. Any options whose exercise would result in a loss (i.e., the option price is greater than the value on June 30, 1998) are excluded.
(d) Includes three long-term stock options to acquire an aggregate of 142,285 shares of Common Stock.
(e) Includes three long-term stock option to acquire an aggregate of 142,285 shares of Common Stock.
(f) Includes one long-term stock option to acquire an aggregate of 25,000 shares of Common Stock.

OPTION GRANTS IN FISCAL YEAR 1998

                                                                                        POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS(A)                          VALUE AT ASSUMED
                          ---------------------------------------------------------            ANNUAL
                                         PERCENTAGE OF                                     RATES OF STOCK
                                         TOTAL OPTIONS                                   PRICE APPRECIATION
                            OPTIONS        GRANTED TO     EXERCISE                       FOR OPTION TERM(D)
                            GRANTED       EMPLOYEES IN      PRICE        EXPIRATION   ------------------------
          NAME            (NO. SHARES)   FISCAL 1998(C)   ($/SHARE)         DATE         5%            10%
          ----            ------------   --------------   ---------      ----------      --            ---
F. A. Krehbiel..........      2,849         0.3248%        $38.61(b)     10/24/2002   $ 17,627      $   51,046
J. H. Krehbiel, Jr......      2,849         0.3248%        $38.61(b)     10/24/2002   $ 17,627      $   51,046
J. J. King..............     18,750         2.1378%        $29.50        07/03/2002   $152,818      $  337,688
                             18,750(e)      2.1378%        $29.50        07/03/2008   $392,906(e)   $1,025,005(e)
W. W. Fichtner..........     25,000(e)      2.8504%        $29.50        07/03/2002   $523,875(e)   $1,366,673(e)
M. P. Slark.............     18,750         2.1378%        $29.50        07/03/2002   $152,818      $  337,688
                             18,750(e)      2.1378%        $29.50        07/03/2008   $392,906(e)   $1,025,005(e)

----------------------------
(a) All options were granted pursuant to The 1991 Molex Incorporated Incentive Stock Option Plan. Except where otherwise noted, all options set forth in this table relate to the right to acquire Common Stock for an exercise price equal to the fair market value of the Common Stock on the grant date and may not be exercised for one year after the grant date. Each year after the grant, 25% of the shares subject to the option become exercisable either by delivery of cash or stock of Molex. The options expire 5 years after grant.
(b) Because F.A. Krehbiel and J.H. Krehbiel, Jr. each owned at least 10% of the voting power of the Common Stock, their exercise price is equal to 110% of the fair market value on the date of grant.
(c) Total options granted to all employees (887,076 shares) includes options granted to all employees under all of the stock option plans for the stated period.
(d) Based on a compounded annual increase of the stated percentage of the market price on the date of grant over the term of the option (5 years). The amount in the column represents the difference between the aggregate increased value and the aggregate option exercise price.
(e) This is a long-term option to acquire Common Stock for an exercise price equal to the fair market value on the date of grant and may not be exercised for 10 years after the grant date. The option expires 11 years after grant. Accordingly, the potential realizable value is calculated over a term of 11 years.

INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE COMPENSATION

     J. H. Krehbiel, Jr., President and Chief Operating Officer of Molex, and F.
A. Krehbiel, Chairman and Chief Executive Officer of Molex, each has an agreement with Molex pursuant to which Molex has agreed that if he dies while employed by Molex, it will pay his wife, if she survives him, a given amount per year for the remainder of her life. The annual amount will be automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. As of January 1 of this year, the annual amount is $149,512. Each agreement terminates in the event that employment with Molex terminates for any reason other than death.

     G. Tokuyama, a Vice President of Molex, has an agreement with Molex-Japan Co., Ltd. ("Molex-Japan"), a subsidiary of Molex International, Inc., pursuant to which it is agreed that if he dies while employed by Molex-Japan, it will pay his wife, if she survives him, 17,500,000 Yen (approximately $122,300) per year for the remainder of her life not to exceed five years. The agreement terminates in the event that employment terminates for any reason other than death.

     W. W. Fichtner, Vice President of Molex, has entered into an agreement with Molex dated December 11, 1991 (the "Agreement") whereby he has acquired a 10% share (the "Share") of the quotas (or equity) in Molex GmbH, a German subsidiary of Molex. Since the initial acquisition of an equity interest in Molex GmbH, Fichtner has made additional capital contributions to maintain his pro rata 10% interest in Molex GmbH. Molex has extended Fichtner a credit arrangement (described in the section entitled "INDEBTEDNESS OF MANAGEMENT") to provide funds for the acquisition of the Share. The amount of funds invested by Fichtner as of August 31, 1998 is DM2,294,444 (approximately $1,268,690; the "Investment").

     Molex has the right to purchase Fichtner's Share at any time upon any one of the following events: termination of Fichtner's employment with Molex; Fichtner's death, disablement or retirement; or foreclosure of the Share as security for any loan. The price at which Molex may purchase Fichtner's Share is calculated as set forth below.

     Until June 30, 1999, the amount which Fichtner may receive for his Share is the Investment plus any interest actually paid to Molex for the loan. For the period July 1, 1997 to June 30, 2002 the amount which Fichtner may receive as the purchase price for the Share is based on the increase in book value of Molex GmbH. Specifically, Fichtner is entitled to receive a percent (the "Multiplier") times the increase in book value, plus the Investment, plus any interest paid for the loan. The Multiplier starts at 0% and increases to 100% as the time the Share is held by Fichtner increases. After June 30, 2002, the price per quota is equal to eight times the average net after-tax profit of Molex GmbH for the three previous full fiscal years, divided by the number of shares or quotas of Molex GmbH.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Molex's Compensation Committee of the Board of Directors (the "Committee") approves compensation for the executive officers (the "Executive Officers") of Molex, including the Chief Executive Officer ("CEO"). The guiding principles governing the philosophies behind the compensation of Executive Officers are as follows:

        - Provide compensation that is competitive for an individual's performance and level of responsibility.

        - Reward performance that exceeds industry norms.

        - Retain the management talent needed to achieve Molex's business objectives, particularly to improve its position within the connector industry.

        - Align management actions with shareholder interests in order to focus on the long-term success of Molex.

     There are three general components of executive compensation which are used to achieve the principles set forth above. They are base salary, merit bonus and stock plans. Molex seeks to have the overall executive compensation be somewhat above that of the industry average. When compared to industry norms, Executive Officers' base salaries are higher than average while their merit bonuses and grants under the stock plans described herein are below average.

     F. A. Krehbiel, Molex's CEO, is evaluated and his compensation administered in the same general fashion as the other Executive Officers.

ANNUAL BASE SALARY

     The performance of all Executive Officers is reviewed annually and any salary increases are based upon the competitive base salary range described below and the individual's performance during the previous year. While there is no specific weight given to a particular factor in determining salary increases, individual performance is the principal factor. Generally, the Committee recommends base salaries in the second highest quartile paid by manufacturing/electronics companies of comparable size. This data is based on a survey conducted by outside consultants for positions similar to those held by the Executive Officers. The companies surveyed for compensation purposes are not the same as those in the Peer Group in the section entitled "Stockholder Return Performance Presentation" included in this proxy statement, as Molex's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare stockholder returns.

     For the next fiscal year, F. A. Krehbiel's annual base salary was increased 6.8% to $525,000 effective September 1, 1998. With respect to setting F. A. Krehbiel's base salary, the Committee took into account his leadership and direct contributions, which resulted in the Company's strong financial performance for the fiscal year ended June 30, 1998.

MERIT BONUS

     The merit bonus is a short-term incentive calculated as a percentage of base salary according to a plan that covers all Executive Officers, including the CEO. The merit bonus percentage for each Executive Officer is based on two financial components and one discretionary non-financial component. The goals on which these components are based are established by the Executive Committee and approved by the Board of Directors at the beginning of each fiscal year.

     The financial performance components of the merit bonus are a net sales goal and a profitability goal expressed as a percent of net sales. Each of the two financial components can be further divided with respect to a particular officer. For example, in addition to worldwide Company financial performance, an individual may also have one or more additional goals for specific business regions or divisions for which the individual is responsible.

     If more than 85% of the net sales goal or more than 90% of the profit goal is achieved, then the individual is entitled to a merit bonus. The merit bonus percentage for each financial component increases to a maximum amount when 120% of each financial goal is achieved. The maximum bonus percentage that can be paid to any Executive Officer is in a range from 20% to 60% of base salary depending upon the position and responsibilities of the individual.

     In addition to net sales and profitability goals, each Executive Officer has certain non-financial goals. The achievement of or progress toward achieving these non-financial goals can increase an individual's merit bonus up to an additional 12% of base salary. The non-financial goals vary from individual to individual depending upon the particular area of responsibility. In some cases, discretionary adjustments were made.

     F. A. Krehbiel's bonus was determined by comparing Molex's financial results to the financial goals described above and by progress toward non-financial goals in key functions including engineering, marketing, quality and manufacturing operations. Both the net sales goal and the profitability goal were achieved. Mr. Krehbiel was awarded a merit bonus of $267,813 which was 54.5% of his annual base salary rate for the fiscal year just ended.

STOCK PLANS

     Molex has two stock-based equity plans in which an Executive Officer may participate, The 1991 Molex Incorporated Incentive Stock Option Plan (the "1991 Plan") and The 1990 Molex Incorporated Executive Stock Bonus Plan (the "1990 Plan"). These two stock plans provide long-term incentives to Executive Officers and encourage long-term growth of the Company.

     The 1991 Molex Incorporated Incentive Stock Option Plan. Each Executive Officer who is also a Director automatically receives an annual grant of options to acquire the number of shares of Common Stock whose fair market value on the date of grant does not exceed $100,000. During last fiscal year, F. A. Krehbiel and J. H. Krehbiel, Jr. each received automatic grants of options to acquire 2,849 shares of Common Stock under the 1991 Plan at an exercise price of $38.61 per share (110% of fair market value on the date of grant).

     The number of options granted to an Executive Officer who is not a member of the Board of Directors is at the discretion of the Committee based on the same criteria used to determine the merit bonuses, except that a longer time frame (i.e., more than three years) is used. Using these long-term performance criteria provides a strong link between management interests and those of the Company's shareholders. The Committee considers previous grants when determining stock option grants for a given year.

     The 1990 Molex Incorporated Executive Stock Bonus Plan. The 1990 Plan provides for the award of a stock bonus at the end of a fiscal year during which Molex's financial performance has been exemplary. The Committee, which also administers the 1990 Plan, may, in its sole discretion, award a stock bonus to eligible persons subject to the financial goal limitations set forth below.

     No shares can be awarded for a given fiscal year if (a) the increase in Molex's net sales revenue did not either equal at least 15% or exceed two times the worldwide connector market growth or (b) the effect of an award would be to lower Molex's net profit (after taxes) as a percent of sales below 10%. In a given year, an eligible person can receive a maximum amount of stock whose fair market value on June 30 is equal to: 25% of the person's base salary if the increase in Molex's sales exceeded either 15% or two times the worldwide connector market growth but was less than 20%; or 50% of the person's base salary if Molex's sales increased 20% or more.

     The Committee may award a cash bonus to offset taxes, thereby encouraging the recipient to hold the stock awarded. The stock and tax offset bonuses are distributed in four equal annual installments commencing on the June 30 ending the fiscal year for which the bonus has been awarded or as soon thereafter as practicable. If an individual who is awarded a bonus has not yet received his completed distribution and voluntarily leaves Molex before retirement, the balance due him is subject to forfeiture.

     For the fiscal year just ended, Molex achieved a 5.4% sales growth and a 11.3% net profit as a percent of sales. The worldwide connector market growth was -0.9%. Accordingly, the Committee awarded stock bonuses for the fiscal year just ended. In view of the foregoing, the Executive Officers received stock bonuses equal to 25% of their respective base salaries and a cash tax offset bonus equal to 78.731% of the value of the stock. Pursuant to this award F. A. Krehbiel received an award of 4,915 shares of Common Stock and a cash tax offset bonus of $96,741 distributable over the next four years.

EFFECT OF SECTION 162(M)

     Molex will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Internal Revenue Code. Where it deems advisable, Molex will take appropriate action to maintain the tax deductibility of its executive compensation.

     Robert J. Potter, Chairman
     Masahisa Naitoh
     Michael J. Birck

INDEBTEDNESS OF MANAGEMENT

     F. A. Krehbiel, Chairman, Chief Executive Officer and Director, received compensation advances from time to time during the last fiscal year with interest payable at the floating six month federal interest rate. The range of interest charged during the period from July 1, 1997 to August 31, 1998 was 6.8% - 8.0%. The largest aggregate amount of such advances outstanding at any time during such period was $797,584. As of August 31, 1998, the aggregate advance to F. A. Krehbiel was $38,667.

     R. C. Wieser, Vice President, received a $175,000 interest free loan which represents the balance of a loan given as an inducement to take his present position in order to purchase a new residence. The loan is payable when the new residence is sold. The largest aggregate amount of the loan outstanding at any time from July 1, 1997 to August 31, 1998 was $175,000. As of August 31, 1998 $175,000 was outstanding.

     J.H. Krehbiel, Jr., President, Chief Operating Officer and Director, received compensation advances from time to time during the last fiscal year with interest payable at the floating six month federal interest rate. The range of interest charged during the period from July 1, 1997 to August 31, 1998 was 6.8%-8.0%. The largest aggregate amount of such advances outstanding at any time during such period was $134,359. As of August 31, 1998, the aggregate advance to J.H. Krehbiel Jr. was $46,006.

     G. Tokuyama, Vice President, received a loan due June 30, 1999 in the amount of $92,782 in order to exercise stock options. Interest accrues at the prime rate. The largest aggregate amount outstanding (including accrued interest) at any time from July 1, 1997 to August 31, 1998, was $101,238. As of August 31, 1998, $101,238 was outstanding.

     W. W. Fichtner, Vice President, received various loans at 6% interest per annum in order to exercise stock options. The loan is due on or before November 30, 1998. The largest aggregate amount of loans outstanding at any time from July 1, 1997 to August 31, 1998 was $184,690. As of August 31, 1998, $184,690
was outstanding.

     W. W. Fichtner, Vice President, received a credit arrangement with Molex to finance the initial acquisition of the 10% equity interest in Molex GmbH as described in the section entitled "INDIVIDUAL ARRANGEMENTS INVOLVING FUTURE COMPENSATION." Fichtner may draw against the credit line from time to time to provide his pro rata share of any additional funds required to maintain his 10% equity interest in Molex GmbH. The initial amount of the arrangement was DM1,750,000 (approximately $967,653). The outstanding loan balance accrues interest at the rate of 5% per annum. The loan balance is secured by the Share, i.e., his investment in Molex GmbH. During the last fiscal year, the arrangement was amended to increase the credit line to DM3,000,000 (approximately $1,658,833) and extend the maturity date to December 31, 1999, when all outstanding principal and interest are due. The largest aggregate amount outstanding under this credit arrangement during the period from July 1, 1997 through August 31, 1998 was DM2,233,313 (approximately $1,234,898). As of August 31, 1998, DM1,584,704 (approximately $876,253) was outstanding.

     K. M. Regas, Vice President, obtained compensation advances totaling an aggregate principal amount of $60,000 with interest payable at the six month federal interest rate. The loan principal and any accrued interest is due on or before June 30, 1999. The range of interest charged during the period from July 1, 1997 to August 31, 1998 was 6.8%-8.0%. The largest aggregate amount of such advances outstanding (including unpaid interest charges) at any time during such period was $78,580. As of August 31, 1998, the aggregate advance to K. M. Regas was $69,975.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Robert J. Potter, Masahisa Naitoh and Michael J. Birck. All of the Committee members are outside directors. Mr. Birck is the President and Chief Executive Officer of Tellabs, Inc. F. A. Krehbiel, Chairman and Chief Executive Officer of Molex, serves as a director of Tellabs, Inc.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph set forth below provides comparisons of the yearly percentage change in the cumulative total shareholder return on Molex's Common and Class A Common Stock with the cumulative total return of Standard & Poor's MidCap 400 Stock Index and a Peer Group Index for the five fiscal years ended June 30, 1998.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(A)
           (MOLEX INCORPORATED, S&P MIDCAP 400 INDEX AND PEER GROUP)

                                              MOLEX          MOLEX CLASS
          MEASUREMENT PERIOD                  COMMON           A COMMON         S&P MIDCAP
         (FISCAL YEAR COVERED)                STOCK             STOCK              400            PEER GROUP
1993                                               100.00            100.00            100.00            100.00
1994                                               122.70            131.34             99.94            108.98
1995                                               156.57            163.30            122.27            150.70
1996                                               160.66            164.58            148.66            131.40
1997                                               231.25            244.77            183.34            177.41
1998                                               198.38            205.46            233.12            173.37

-------------------------
(a) Assumes $100 invested on June 30, 1993 in Molex Common Stock, Molex Class A Common Stock, the S&P MidCap 400 Index, and a Peer Group Index, (as defined below in footnote (c)) and the reinvestment of all dividends.
(b) Cumulative returns calculated from the S&P MidCap Total Return Index maintained by Standard & Poor's Corporation. Molex is one of the companies comprising the S&P MidCap 400.
(c) The Peer Group is comprised of all of the companies in the S&P MidCap 400 currently classified in the following Industry Groups: "Electrical Equipment"; "Electronics (Component Distributors)"; and "Equipment (Semiconductor)" (11 companies excluding Molex) and all of the "electronic connector" companies which are independently traded on the New York Stock Exchange or listed by Nasdaq (6 companies excluding Molex). The S&P MidCap 400 companies are: American Power Conversion; Hubbell Inc. (Class B); Magnetek, Inc.; SCI Systems Inc.; Sensormatic Electronics; Solectron Corp.; Symbol Technologies; Vishay Intertechnology; Arrow Electronics; Avnet, Inc.; and Teradyne, Inc. The connector companies are: Amphenol Corporation; AMP Incorporated; Berg Electronics, Inc.; Methode Electronics Inc.; Robinson Nugent Inc.; and Thomas & Betts Corporation.

                             STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in next year's proxy material, any stockholder proposal to be presented at Molex's 1999 Annual Stockholders' Meeting must be submitted to the Corporate Secretary, Molex Incorporated, 2222 Wellington Court, Lisle, Illinois 60532 on or before May 18, 1999. Molex's by-laws provide that stockholder nominations for persons for election to Molex's board of directors and proposals for business to be considered at an annual stockholders meeting must satisfy certain conditions including generally submitting notice to Molex not more than 90 days or less than 60 days prior to the anniversary of the preceding year's annual meeting of stockholders. Proxies solicited with respect to next year's Annual Stockholders Meeting may confer discretionary authority to vote on various matters, including any matter with respect to which Molex did not receive notice by August 1, 1999.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Molex has selected Deloitte & Touche LLP as its principal independent auditors for the current fiscal year. Deloitte & Touche LLP has served in that capacity since December, 1986.

     A representative of Deloitte & Touche LLP is expected to be present at the upcoming Annual Meeting of Stockholders and will be offered the opportunity to make a statement if desired and will be available to respond to appropriate questions. Molex has been advised by Deloitte & Touche LLP that no member of the firm has any financial interest, either direct or indirect, in Molex or any of its subsidiaries, during the time period that it has served in the capacity as independent auditor of Molex, and that it has no connection with Molex or any of its subsidiaries in any capacity other than as public accountants.

                               OTHER INFORMATION

     No business other than that herein specifically mentioned is intended to be presented by management at the Annual Meeting of Stockholders. Management knows of no other business which may be properly presented by others. If, however, any other business properly comes up for action at the meeting, the proxy holders will vote with respect thereto in their discretion.
                                          By Order of the Board of Directors of
                                                   MOLEX INCORPORATED

                                                  Frederick A. Krehbiel
                                                  Frederick A. Krehbiel

Dated at Lisle, Illinois
September 15, 1998

                                   APPENDIX A

            THE 1991 MOLEX INCORPORATED INCENTIVE STOCK OPTION PLAN

                           (As amended July 1, 1998)

                              ARTICLE I -- GENERAL

     1.1 NAME OF PLAN -- The name of the plan described in detail herein shall be The 1991 Molex Incorporated Incentive Stock Option Plan (the "PLAN").

     1.2 PURPOSE -- The purpose of the Plan is to induce certain designated employees and the directors to remain in the employ of Molex Incorporated, a Delaware corporation (the "COMPANY"), and any of its subsidiaries, and to encourage such employees and directors to secure or increase on reasonable terms their stock ownership in the Company. The Company believes the Plan will promote continuity of management and increase incentive and personal interest in the welfare of the Company by those who are primarily responsible for shaping, carrying out the long-range plans of the Company and securing its continued growth and financial success.

     It is also the purpose of the Plan (except where otherwise noted) to be qualified under sec.422(a) of the Internal Revenue Code, as amended. Thus, all provisions of the Plan shall be interpreted and construed with this goal in mind.

     1.3 ELIGIBILITY -- The following persons shall be eligible to receive a grant under the Plan: any director or officer of Molex Incorporated.

                           ARTICLE II -- TERM OF PLAN

     2.1 EFFECTIVE DATE -- The Plan, as amended, effective July 1, 1998, shall become effective upon adoption by the Board of Directors of the Company subject to the subsequent approval by the stockholders of the Company within one (1) year of adoption by the Board of Directors. If the stockholders do not approve the Plan, as amended, within one (1) year of adoption, then this Plan, as amended, shall cease to exist and all options granted hereunder on or after July 1, 1998 shall become void.

     2.2 EXPIRATION -- This Plan shall expire June 30, 2000 and no option shall be granted on or after such expiration date. However, expiration of the Plan shall not affect outstanding unexpired options previously granted.

                      ARTICLE III -- STOCK SUBJECT TO PLAN

     3.1 CLASS OF STOCK -- The stock that shall be subject to option under the Plan shall be Molex Incorporated Common Stock, par value 5c per share (the "STOCK").

     3.2 NUMBER OF SHARES -- THREE MILLION-FIFTY ONE THOUSAND-SEVEN HUNDRED-FIFTY EIGHT (3,051,758) shares of the Stock shall be reserved for issue upon the exercise of options granted under the Plan.

     3.3 EXPIRED, FORFEITED OR CANCELED OPTIONS -- If any such options granted under the Plan shall expire, be forfeited or canceled for any reason without having been exercised in full, the unexercised shares subject thereto shall again be available for the purpose of the Plan.

                          ARTICLE IV -- ADMINISTRATION

     4.1 COMMITTEE -- The Plan shall be administered by a committee (the "COMMITTEE") under the terms and conditions and powers set forth herein.

     4.2 MAKEUP OF THE COMMITTEE -- The Committee shall consist of two or more members of the Board of Directors of the Company. The Committee shall be the Compensation Committee of the Board of Directors or any other Board members appointed by the Board of Directors.

     4.3 ACTION BY THE COMMITTEE -- A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

     4.4 POWER TO GRANT OPTIONS -- Subject to the express provisions of the Plan, the Committee shall have complete authority, in its sole discretion, to determine the employees to whom, and the time or times at which, options shall be granted, the option periods, the vesting schedule and the number of shares to be subject to each option, and such other terms and provisions of the option agreements (which need not be identical). In making such determinations, the Committee may take into account the nature of the services rendered by the respective employee, his present and potential contribution to the Company's success, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall have no power to grant options to directors who are not employees of the Company or to set the terms and conditions thereof.

     4.5 GRANTS OF INCENTIVE STOCK OPTION AND NONQUALIFIED STOCK OPTIONS -- The Committee shall have complete authority, in its sole discretion, to determine at the time an option is granted whether such option shall be an incentive stock option qualified under sec. 422 of the Internal Revenue Code, as amended, ("ISO") or whether such option shall be a nonqualified stock option. Unless the option agreement says otherwise, all options granted shall be ISOs. The number of share for which options may be granted to any one person in any calendar year shall be limited and cannot exceed the following:

     a. OVERALL LIMITATION -- With respect to any option (whether ISOs or nonqualified), ten percent (10%) of the number of shares reserved for the Plan as set forth in Paragraph 3.2 (adjusted as set forth in Article IX) or two hundred-fifty thousand (250,000) shares (adjusted as set forth in Article IX), whichever is less.

     b. INCENTIVE STOCK OPTION -- In addition, with respect to ISOs, the number of shares which are subject to options that are first exercisable in any given succeeding calendar year shall not have a fair market value (as determined on the date of grant) that exceeds:

       -- One Hundred Thousand Dollars ($100,000)

                                      LESS

       -- the aggregate fair market value (as determined at the respective time of their grants) of those shares of all prior ISOs that are first exercisable in said succeeding calendar year.

     4.6 AUTOMATIC GRANT OF OPTIONS TO OUTSIDE DIRECTORS -- Notwithstanding paragraphs 4.4 and 4.5, each director who is not an employee of the Company shall receive only an automatic nondiscretionary stock option grant on the date of the Annual Stockholders Meeting every year during the term of the Plan. Any option granted to a director who is not an employee of the Company shall be a nonqualified stock option. The amount of shares subject to the options that will be automatically granted to each outside director each year shall be the amount of shares equal to 200 multiplied by the number of years of service or fraction thereof that does not exceed 3,000 shares and whose fair market value on the date of grant does not exceed $100,000.00. The amount of shares shall increase to 500 multiplied by the number of years of service or fraction thereof that does not exceed 3,000 shares and whose fair market value on the date of grant does not exceed $100,000.00 if all of the following financial conditions are met for the fiscal year immediately ended prior to the grant:

     a. The Company's net profits (after taxes) are at least ten percent (10%) of the net sales revenue as reported in the audited financial statements; and

     b. The Company's net sales revenue increase as compared to the prior year's net sales revenue as reported in the audited financial statements exceeds one and one-half (1.5) times the "Worldwide Growth" of the general connector market as determined by at least one outside independent connector consultant. If more than one consultant is used, the average growth shall be the Worldwide Growth. The disinterested directors shall have the authority to choose the consultant or consultants.

     4.7 OTHER POWERS -- Subject to the express provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements (which need not be identical), and to make all other determinations necessary or advisable for the administration of the Plan.

                          ARTICLE V -- GRANT OF OPTION

     5.1 OPTION PRICE -- The option price shall be the fair market value of the Stock on the date of granting the option. Notwithstanding the foregoing, only in the case of an ISO grant, if an optionee owns more than ten percent (10%) of the voting power of all classes of the Company's Stock, then the option price shall be one hundred-ten percent (110%) of the fair market value of the Stock on the date of granting the option.

     5.2 FAIR MARKET VALUE -- For the purposes of this Plan, fair market value shall be the closing price of the Stock on the date of granting the option as reported by the Wall Street Journal.

     5.3 EVIDENCE OF OPTION -- Options granted shall be evidenced by agreements, warrants, and/or other instruments in such form as the Committee shall deem advisable and shall contain such terms, provisions and conditions not inconsistent herewith as may be determined by the Committee.

                        ARTICLE VI -- EXERCISE OF OPTION

     6.1 INITIAL WAITING PERIOD -- No option shall be exercisable until at least one (1) year after the date of grant unless one of the events set forth in paragraph 6.4 occurs.

     6.2 VESTING PERIODS -- After the initial waiting period, an optionee may exercise his option to the extent that shares covered by said option become vested. The vesting schedule is as follows:

     a. If an option grant is an ISO, or if an option is granted to an outside director, the shares covered by such an option shall vest to the maximum extent of 25% of the total number of shares covered thereby during each of the succeeding four (4) years, each commencing with the anniversary of the grant.

     b. In all other options not falling within the scope of subparagraph 6.2a, the shares covered by an option shall vest in amounts and at times the Committee, in its sole discretion, shall determine. The Committee shall also specifically have the power to change the vesting schedule of any previously granted options to a schedule which is more favorable to the option holder; provided, however, that no such options shall vest in amounts greater than, or at times prior to, the amounts and times such options would have vested if such options were within the scope of subparagraph 6.2a.

     c. Notwithstanding the foregoing, all options must vest one hundred percent (100%) within ten (10) years from the date of grant.

     6.3 CUMULATIVE RIGHTS -- The right to exercise any option as set forth in paragraph 6.2 shall be cumulative. That is, an optionee may exercise in any given year those unexpired shares he could have exercised in a previous year but did not.

     6.4 ACCELERATED VESTING -- Notwithstanding the foregoing, all options shall immediately vest and become immediately exercisable for a period of one
(1) year after one of the following events:

     a. Death; or

     b. Total disablement; or

     c. Retirement, if all of the following conditions are met at the time of termination of employment:

       (1) The optionee has reached age 59 1/2; and

       (2) The optionee was employed at least fifteen (15) consecutive years with the Company and/or any of its subsidiaries; and

       (3) The Committee has determined that the reason for termination is due to retirement; and

       (4) The shares subject to the option are intended to be an ISO. Notwithstanding the foregoing, if the shares subject to the option are not intended to be an ISO, the Committee, in its sole discretion, may allow accelerated vesting to any extent it desires.

     6.5 EXPIRATION -- No option may be exercised after two (2) years from the date the option becomes one hundred percent (100%) vested. Notwithstanding the foregoing, all ISOs must be exercised within one (1) year from the date the option becomes one hundred percent (100%) vested.

     6.6 FORM OF EXERCISE -- The option may only be exercised according to the terms and conditions established by the Committee, consistent with the limits set forth herein, at the time the option is granted. Subject to the foregoing terms and conditions, an option may be exercised by a written notice delivered to the Company's principal office of intent to exercise the option with respect to a specified number of shares of Stock and payment to the Company of the amount of the option purchase price for the number of shares of Stock with respect to which the option is then exercised. The payment may be either in cash or in stock of the Company. If stock is used for payment, such stock shall be valued at the closing price as reported by the Wall Street Journal on the date of exercise.

     6.7 RIGHTS AS A SHAREHOLDER -- An optionee shall have no rights as a stockholder with respect to shares covered by his option until the day of issuance of a stock certificate to him and until after such shares are fully paid.

                      ARTICLE VII -- TERMINATION OF OPTION

     7.1 Every option granted to each optionee under this Plan shall terminate and expire at the earliest of:

     a. the date of expiration set when such option was granted; or

     b. one (1) year after one of the events set forth in paragraph 6.4; or

     c. immediately upon termination of employment of the optionee with the Company (or termination of position as an outside director) or any of its subsidiaries for any reason except if his employment is terminated by reason of one of the events set forth in paragraph 6.4.

                        ARTICLE VIII -- TRANSFERABILITY

     8.1 NON-TRANSFERABLE -- Any option granted under the Plan is not transferable and can be exercised only by the optionee during his life subject to paragraph 8.2 of this Article.

     8.2 DEATH -- In the event of the death of an optionee while totally disabled, retired, or still employed by the Company or a parent or a subsidiary, his option, to the extent he could have exercised it on the date of this death, may be exercised by the personal representative of the estate of the optionee within one (1) year after the date of his death in accordance with the terms established by the Committee at the time the option was granted, but (as set forth in Article VII) not later than the expiration date set forth in paragraph 6.5.

                  ARTICLE IX -- ADJUSTMENT OF NUMBER OF SHARES

     9.1 STOCK DIVIDENDS -- In the event that a dividend shall be declared upon the Stock payable in shares of stock of the Company, the number of shares of stock then subject to any such option and the number of shares reserved for issuance pursuant to the Plan, but, not yet covered by an option, shall be adjusted by adding to each such share the number of shares which would be distributable thereon (or any equivalent value of Stock as determined by the Committee in its sole discretion) if such share had been outstanding on the date fixed for determining the stock holders entitled to receive such stock dividend.

     9.2 REORGANIZATION -- In the event that the outstanding shares of Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, or of another corporation, whether through reorganization, recapitalization, stock split up, combination of shares, merger or consolidation, then, there shall be substituted for each share of Stock subject to any such option and for each share of Stock reserved for issuance pursuant to the Plan, but, not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or for which each such share of Stock shall be exchanged.

     9.3 OTHER CHANGES -- In the event there shall be any change, other than as specified above in this Article, in the number or kind of outstanding shares of stock of the Company or of any stock or other securities into which such stock shall have been changed or for which it shall have been exchanged, then, if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan, but, not yet covered by an option and of the shares then subject to an option or options, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and of each stock option agreement. Notwithstanding the foregoing, with respect to options granted to directors, the Committee shall make those adjustments under this Article IX only to the extent necessary to preserve the economic benefit of an unexercised option.

     9.4 ADJUSTED OPTION PRICE -- In the case of any substitution or adjustment as provided for in this Article, the option price in each stock option agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of Stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Article.

     9.5 FRACTIONAL SHARES -- No adjustment or substitutions provided for in this Article shall require the Company to sell a fractional share, and the total substitution or adjustment with respect to each stock option agreement shall be limited accordingly.

                       ARTICLE X -- SECURITIES REGULATION

     10.1 REGISTERED STOCK -- The Company shall not be obligated to sell or issue any shares under any option granted hereunder unless and until the shares with respect to which the option is being exercised are effectively registered or exempt from registration under the Securities Act of 1933 and from any other federal or state law governing the sale and issuance of such shares or any securities exchange regulation to which the Company might be subject.

     10.2 UNREGISTERED STOCK -- In the event the shares are not effectively registered, but, can be issued by virtue of an exemption, the Company may issue option shares to an optionee if the optionee represents that he is acquiring such shares as an investment and not with a view to, or for sale in connection with, the distribution of any such shares. Certificates for shares of Stock thus issued shall bear an appropriate legend reciting such representation.

                          ARTICLE XI -- MISCELLANEOUS

     11.1 NO CONTRACT OF EMPLOYMENT -- A grant or participation under the Plan shall not be construed as giving an optionee a future right of employment with the Company. Employment remains at the will of the Company.

     11.2 GOVERNING LAW -- This Plan and all matters relating to the Plan shall be interpreted and construed under the laws of the State of Illinois.

     11.3 AMENDMENT OF PLAN -- The Board of Directors, at its discretion, may amend the Plan at any time, subject to stockholder approval if required by SEC rules or the listing requirements of any national securities exchanges or trading systems on which are listed any of the Company's equity securities.

     11.4 TERMINATION OF PLAN -- The Board of Directors may, at its discretion, terminate the Plan at any time for any reason. Termination of the Plan shall not affect unexpired outstanding options previously granted.

                               MOLEX INCORPORATED

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                         October 23, 1998   10:00 a.m.

                             [RADISSON HOTEL LOGO]

                     3000 Warrenville Road, Lisle, IL 60532
                                 (630) 505-1000

                               GENERAL DIRECTIONS

    LOCATED JUST NORTH OF THE "HIGH TECH" EAST/WEST I-88 TOLLWAY CORRIDOR AT
                       NAPERVILLE AND WARRENVILLE ROADS.

FROM THE NORTH:

M Take I-355 or I-294 to I-88 West

M Take I-88 West to Naperville Road exit

FROM THE SOUTH:

M Take I-55 North to I-355 or I-57 to I-294 to I-88 West

M Take I-88 West to Naperville Road exit

FROM THE WEST:

M Take I-88 to the Naperville Road exit

FROM THE EAST:

M Take I-290 from Chicago or I-294 from Indiana to I-88 West

M Take I-88 West to Naperville Road exit

ONCE AT NAPERVILLE ROAD EXIT:

M Exit Naperville Road to the left

M Proceed 1 block to Warrenville Road

M Turn right

M Hotel 1/2 block on the left hand side of Warrenville Road

  MOLEX                                   PROXY
INCORPORATED             2222 WELLINGTON CT. LISLE, ILLINOIS 60532
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The undersigned hereby appoints John H. Krehbiel, Jr. and Frederick A. Krehbiel as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the shares of voting stock of Molex Incorporated held of record by the undersigned on August 28, 1998 at the annual meeting of stockholders to be held on October 23, 1998 or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the individuals listed as nominees in Proposal 1 and in favor of Proposal 2.

   (PLEASE MARK THIS PROXY AND SIGN AND DATE IT ON THE REVERSE SIDE HEREOF AND
                      RETURN IT IN THE ENCLOSED ENVELOPE.)

                        (Continued on the reverse side)

                                                         MOLEX INCORPORATED

                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED DIRECTORS

                                                   AND THE OTHER LISTED PROPOSAL.
[                                                                                                                                  ]

1. Election of Directors                                                                     For All
   Frederick A. Krehbiel, John H. Krehbiel, Jr., Fred L. Krehbiel,         For   Withheld    Except nominees written below
   Robert J. Potter, Edgar D. Jannotta, Donald G. Lubin,
   Masahisa Naltoh, Michael J. Birck, Douglas K. Carnahan.                  / /     / /       / /
                                                                                                     -------------------------
2. Proposal to approve an Amendment and Restatement of                     For    Against   Abstain
   The 1991 Molex Incorporated Incentive Stock Option Plan
                                                                           / /     / /       / /
3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                                                                Dated                          ,1998
                                                                                                      -------------------------
                                                                                                ------------------------------------
                                                                                                ------------------------------------
                                                                                                    Signature of Stockholder(s)

                                                                                                Please sign name exactly as
                                                                                                imprinted (do not print). Please
                                                                                                indicate any change in address.

                                                                                                When shares are held by joint
                                                                                                tenants, both should sign. When
                                                                                                signing as an attorney, as
                                                                                                executor, administrator, trustee
                                                                                                or guardian, please give full title
                                                                                                as such.  If a corporation, please
                                                                                                sign in full corporate name by
                                                                                                President or other authorized
                                                                                                officer. If a partnership, please
                                                                                                sign in partnership name by
                                                                                                authorized person.


PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY